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EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             EXCALIBUR STEEL, INC.,
                            an Oklahoma corporation,

                                  DWAYNE LEWIS,

                                  DEBRA LEWIS,

                            EXCALIBUR HOLDINGS, INC.,
                              a Texas corporation,

                              WILLIAM S.H. STUART,

                              MATTHEW C. FLEMMING,

                                       and

                                EXCALMERGE, INC.,
                             an Oklahoma corporation

                            DATED: November 27, 2001

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 27, 2001 (the "Closing Date"), and is by and among Excalibur Steel, Inc., an Oklahoma corporation ("Steel"), Dwayne Lewis, an individual residing in Tulsa, Oklahoma and a shareholder of Steel ("Dwayne Lewis"), Debra Lewis, an individual residing in Tulsa, Oklahoma and a shareholder of Steel ("Debra Lewis"), Excalibur Holdings, Inc., a Texas corporation ("EHI"), William S.H. Stuart, an individual residing in Houston, Texas and a shareholder, director, and officer of EHI ("Stuart"), Matthew C. Flemming, an individual residing in Houston, Texas and a shareholder, director, and officer of EHI ("Flemming"), and Excalmerge, Inc., an Oklahoma corporation and wholly-owned subsidiary of EHI ("Sub"). Dwayne Lewis and Debra Lewis are sometimes referred to collectively herein as "Lewis". Steel, Dwayne Lewis, Debra Lewis, EHI, and Sub are sometimes individually referenced as a "Party" and are sometimes referred to collectively herein as the "Parties."

         Capitalized terms used in this Agreement shall have the meanings given to them in Article 6 hereof, unless defined elsewhere in this Agreement.

                              W I T N E S S E T H:

         WHEREAS EHI is interested in acquiring Steel through a merger of Steel with and into Sub pursuant to which all of the issued and outstanding shares of the common stock, par value $1.00 per share, of Steel ("Steel Common Stock") would be converted into common stock, par value $.001 per share, of EHI ("EHI Common Stock") on the terms and conditions set forth herein; and

         WHEREAS Lewis owns all of the issued and outstanding Steel Common Stock; and

         WHEREAS the Parties hereto wish to set forth the representations, warranties, agreements, and other items under which a merger (the "Merger") of Steel with and into Sub will occur; and

         WHEREAS the Boards of Directors of each of Steel and Sub have approved and adopted this Agreement as a plan of reorganization within the provisions of
Section 368 of the Code; and

         WHEREAS the shareholders of Steel and Sub have approved the Merger in accordance with the Oklahoma General Corporation Act ("OGCA"); and

         WHEREAS immediately following the Merger, Lewis will own 16.14% of the total outstanding EHI Common Stock, as further detailed in Section 3.3(a) of this Agreement;

         NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

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                                   ARTICLE 1
                         THE MERGER AND RELATED MATTERS

         1.1 MERGER.

                  (a) Upon the terms and subject to the conditions of this Agreement, Steel shall be merged with and into Sub in accordance with the OGCA. Sub shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of Steel shall thereupon cease. The Surviving Corporation shall at the Effective Time change its corporate name to "Excalibur Steel, Inc.", continue its corporate existence under and be organized under and be governed by the OGCA and possess all the rights and assets of Steel and Sub and be subject to all of the liabilities and obligations of Steel and Sub in accordance with the provisions of the OGCA.

                  (b) The Articles of Incorporation and the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation, until thereafter amended, except that such Articles of Incorporation shall be amended as of the Effective Time to change the name of the Surviving Corporation to "Excalibur Steel, Inc."

                  (c) At the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 5,000 shares of common stock, $.01 par value per share, with 1,000 shares outstanding.

                  (d) The directors of Sub immediately prior to the Effective Time, shall be the directors of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Notwithstanding the foregoing, Dwayne Lewis shall be elected to as a director and officer of each of EHI and Sub as further contemplated by
Section 1.7(b) hereof.

                  (e) The Merger shall have the effects set forth in the OGCA. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Steel and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Steel and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Steel and Sub or otherwise to take any and all such action.

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         1.2 CLOSING AND EFFECTIVE TIME. The closing (the "Closing") of the
Merger shall take place at the offices of Haynes and Boone L.L.P., 1000 Louisiana Street, Suite 2400, Houston, Texas 77002, concurrently with the execution of this Agreement. The Merger shall be effective at such time (the "Effective Time") as a properly executed Articles of Merger in substantially the form attached as EXHIBIT "A" (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of Oklahoma in accordance with the provisions of the OGCA, which filing shall be made simultaneously with or as soon as practical after the Closing, and the Secretary of State of the State of Oklahoma shall have issued a Certificate of Merger relating to the Merger.

         1.3 CONVERSION OF STOCK.

                  (a) Except as provided in this Section 1.3 or in Section 1.5 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Steel Common Stock, each share of Steel Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon the surrender, pursuant to Section 1.4 hereof, of the certificates formerly representing such share, (i) 3,000 shares of EHI Common Stock (which will result in a total of 1,500,000 shares of EHI Common Stock being issued to the holders of Steel Common Stock, and the Parties have negotiated and agreed that, at Closing, the EHI Common Stock shall be worth $1.00 per share), (ii) $75,000.00 payable by EHI to Lewis (evidenced by the two [2] 90-Day Promissory Notes [hereafter defined]), (iii) $75,000.00 payable to Lewis (evidenced by the two [2] 1-Year Notes [hereafter defined]), and (iv) $500,000.00 payable by EHI to Lewis (evidenced by the two [2] 120-Day Promissory Notes (the items in (i)-(iv) are sometimes referred to collectively as the "Consideration"). The 90-Day Promissory Notes, the 120-Day Promissory Notes, and the 1-Year Notes are sometimes collectively referred to as the "Purchase Notes."

                  (b) Each share of the common stock, par value $.01 per share ("Sub Common Stock"), of Sub outstanding immediately prior to the Effective Time shall continue to be outstanding without change.

                  (c) As of and after the Effective Time, no holder of any certificate that immediately prior to the Effective Time represented shares of Steel Common Stock shall have any rights as a holder of Steel Common Stock other than to receive the Consideration.

         1.4 EXCHANGE; DELIVERY OF CONSIDERATION.

                  (a) At the Closing, each of Dwayne Lewis and Debra Lewis shall deliver to EHI the certificates representing all of his and her Steel Common Stock, duly endorsed in blank or accompanied by duly executed blank stock powers. Until so surrendered, certificates for shares of Steel Common Stock shall represent, after the Effective Time, solely the right to receive the Consideration. Share certificates representing the Steel Common Stock that are surrendered shall be canceled.

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                  (b) At the Closing, EHI shall issue and deliver to Lewis the following: (i) certificates issued to each of Dwayne Lewis and Debra Lewis representing the shares of EHI Common Stock to be delivered pursuant to Section 1.3(a) hereof, (ii) a promissory note in the principal amount of $250,000.00 payable to Dwayne Lewis within one hundred twenty (120) days and in the form attached hereto as EXHIBIT "B", (iii) a promissory note in the principal amount of $250,000.00 payable to Debra Lewis within one hundred twenty (120) days and in the form attached hereto as EXHIBIT "B", (iv) a promissory note in the principal amount of $37,500.00 payable to Dwayne Lewis within ninety (90) days and in the form attached hereto as EXHIBIT "C", (v) a promissory note in the principal amount of $37,500.00 payable to Debra Lewis within ninety (90) days and in the form attached hereto as EXHIBIT "C", (vi) a promissory note in the principal amount of $37,500.00 payable to Dwayne Lewis within one (1) year (with payments made at the end of month six [6] and month twelve [12]) and in the form attached hereto as EXHIBIT "D", and (vii) a promissory note in the principal amount of $37,500.00 payable to Debra Lewis within one (1) year (with payments made at the end of month six [6] and month twelve [12]) and in the form attached hereto as EXHIBIT "D". The promissory notes referenced in clauses (iv) and (v) are referred to in this Agreement as the "90-Day Promissory Notes", the promissory notes referenced in clauses (vi) and (vii) are referred to in this Agreement as the "1-Year Notes", and the promissory notes referenced in clauses
(ii) and (iii) are referred to in this Agreement as the "120-Day Promissory Notes".

         1.5 CANCELLATION OF TREASURY STOCK. At the Effective Time, all shares of Steel Common Stock that are owned directly or indirectly by Steel as treasury stock shall be canceled without any consideration being payable therefor.

         1.6 CLOSING OF STEEL TRANSFER BOOKS. At the Effective Time, the share transfer books of Steel shall be closed and no transfers of shares of Steel Common Stock shall thereafter be made.

         1.7 SHAREHOLDERS AGREEMENT; ADDITIONAL CLOSING DELIVERIES.

                  (a) At the Closing, each of EHI, Lewis, Stuart, and Flemming shall enter into a Shareholders Agreement in the form attached hereto as Exhibit "E" (the "Shareholders Agreement"), pursuant to which the parties will agree to vote their EHI Common Stock in favor of Dwayne Lewis, Stuart, and Flemming as directors.

                  (b) At the Closing, each of EHI and Sub shall deliver to Lewis a certified copy of resolutions duly adopted by their respective shareholders and directors (as applicable) electing Dwayne Lewis as a director and Vice President and Chief Operating Officer of each of Services (hereafter defined), AeroSpace (hereafter defined), and Sub effective as of the Closing, and approving the Merger.

                  (c) At the Closing, Steel shall deliver to EHI a certified copy of the resolutions adopted by its shareholders and directors approving the Merger.

         1.8 FUNDS PRIOR TO CLOSING. Prior to the Closing, Stuart and Flemming shall have caused EHI to obtain a loan in an amount of $600,000.00 to EHI (the "Funding Loan").

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         1.9 TAX CONSEQUENCES. It is intended by EHI, Steel and Sub that the
Merger shall constitute a tax-free reorganization for federal income tax purposes with the meaning of Section 368(a) of the Code. EHI, Steel and Sub adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of EHI, Sub or Steel will take any actions that disqualify the Merger for such treatment.

                                   ARTICLE 2
                REPRESENTATIONS AND WARRANTIES OF STEEL AND LEWIS

         Steel and Lewis hereby jointly and severally represent and warrant to and covenant and agree with EHI and Sub that the statements contained in this
Article 2 are correct as of the Closing Date:

         2.1 CORPORATE ORGANIZATION.

                  (a) Steel is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate, and/or lease the Assets. SCHEDULE 2.1(a) lists the current directors and officers of Steel. Steel does not transact business in any State other than Oklahoma and is not required to be qualified or licensed to do business in any jurisdiction other than Oklahoma, except where the failure to so qualify or to be in good standing in such other jurisdictions would not have a Material Adverse Effect on the Condition of Steel.

                  (b) Steel has previously delivered to EHI and Sub true and correct copies of the Articles of Incorporation and By-laws of Steel as in effect on the date hereof, and copies of the minute books of Steel. Steel is not in default under or in violation of any provisions of its Articles of Incorporation or Bylaws.

         2.2 CAPITALIZATION. The authorized capital stock of Steel consists of 50,000 authorized shares of $1.00 per share par value common stock, 500 shares of which are issued and outstanding. All of the outstanding shares of Steel Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. Lewis owns all of the Steel Common Stock, beneficially and of record, free and clear of all Encumbrances and restrictive agreements and has full authority to vote all of such shares as contemplated by this Agreement. Lewis has full authority to transfer pursuant to the Merger all of the shares of Steel Common Stock. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, agreements, arrangements or understandings of any character obligating Steel to issue or sell, or cause to be issued or sold, additional shares of capital stock of Steel or any securities or obligations convertible into or exchangeable for such shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Steel or the Steel Common Stock. There are no voting trusts, shareholders' agreements, proxies, or other agreements or understandings with respect to the Steel Common Stock.

         2.3 AFFILIATES. There are no Persons in which Steel owns any direct or indirect equity or other similar ownership interests.

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         2.4 POWER AND AUTHORITY: EXECUTION AND DELIVERY; EFFECT OF AGREEMENT.

                  (a) Steel has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Steel and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Steel and constitutes a legal, valid, and binding obligation of Steel, enforceable against it in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of Steel has adopted a resolution directing that this Agreement and the Merger be submitted to Lewis for their approval and unconditionally recommending that this Agreement and the Merger be approved by Lewis, and Lewis has approved this Agreement and the Merger as required under the OGCA.

                  (b) Lewis has the requisite legal capacity and full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Lewis has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of Lewis, enforceable against them in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         2.5 NO CONSENTS; NO VIOLATIONS; NO LOSS OF RIGHTS. Except for the filing and recordation of Articles of Merger as required by the OGCA and as set forth in SCHEDULE 2.5, the execution, delivery, and performance of this Agreement by Steel and Lewis and the consummation by Steel and Lewis of the transactions contemplated hereby: (i) do not require the consent, approval, clearance, waiver, order or authorization of any Person or Government Entity,
(ii) do not conflict with or violate any permit, concession, grant, franchise, statute, law, rule or regulation of any Governmental Entity or any order, judgment, award or decree of any court or other Governmental Entity to which Steel or Lewis is subject or any of its Assets is bound, and (iii) do not conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, would result in a default), or the creation of an Encumbrance pursuant to, or cause or permit the acceleration prior to maturity or "put" right with respect to, any obligation under, any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which Steel or Lewis is a party or to which any of the Assets are subject. Except as set forth on SCHEDULE 2.5, the execution, delivery, and performance of this Agreement by Steel or Lewis will not result in the loss of any governmental license, franchise or permit possessed by Steel or give a right of acceleration or termination to any Person in respect of any agreement or other instrument to which Steel is a party or by which any of the Assets are bound, or result in the loss of any right or benefit under such agreement or instrument.

         2.6 FINANCIAL STATEMENTS. True and correct copies of the audited balance sheet of Steel as of December 31, 2000 (collectively, the "Historical

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Balance Sheet"), and for that portion of calendar year 2001 ending on October
31, 2001 (the "Current Balance Sheet"), and the audited statement of income for each of the years ended December 31, 1999 and 2000 (collectively, the "Historical Income Statements"), and for that portion of calendar year 2001 ending on October 31, 2001 (the "Current Income Statement") have been previously delivered to EHI and Sub. The Historical Balance Sheet, the Current Balance Sheet, the Historical Income Statements, and the Current Income Statement are collectively referred to as the "Financial Statements". The Financial Statements fairly present in all Material respects the financial position of Steel as of the dates thereof and the results of operations for the periods covered thereby, are correct and complete in all material respects, and are consistent with the books and records of Steel. Except as set forth on SCHEDULE 2.6, as of October 31, 2001, Steel did not have any Material liability of any kind or manner, either direct, accrued, absolute or otherwise, that is not reflected or disclosed in the Current Balance Sheet. The accounts receivable of Steel: (i) detailed in the Historical Balance Sheet and (ii) as of October 31, 2001, shown on the Current Balance Sheet, all arose from valid transactions in the ordinary course of business of Steel. The accounts receivable shown on the Current Balance Sheet have been collected in full or are believed to be collectible at their full aggregate amounts (net of allowance for doubtful accounts). Accounts receivable created by Steel after October 31, 2001, and through the Effective Time have arisen or will arise only from valid transactions in the ordinary course of business of Steel.

         2.7 ABSENCE OF MATERIAL ADVERSE CHANGES. To the best of Lewis' knowledge, except as set forth on SCHEDULE 2.7, since December 31, 2000, there has not been: (a) any Material adverse change in the Condition of Steel, (b) any condition, event, or occurrence which, individually or in the aggregate, would reasonably be expected to prevent, hinder or Materially delay the ability of Steel to consummate the transactions contemplated by this Agreement, or (c) any agreement, in writing or otherwise, or any corporate action with respect to the foregoing. Except as set forth on SCHEDULE 2.7, Steel is not aware of any event or condition that has occurred since December 31, 2000, or now exists that would be likely to result in a Material adverse change in the Condition of Steel.

         2.8 COMPENSATION AND BENEFIT PLANS.

                  (a) SCHEDULE 2.8 contains a complete and correct list of: (1) all employee welfare benefit and employee pension benefit plans of Steel as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits (including dependent care) or benefits in the event of sickness, accident, disability, death, termination of employment, executive compensation, or unemployment ("Plans") and (2) all other Material employee benefit agreements or arrangements that are not Plans ("Benefit Arrangements") (Plans and Benefit Arrangements being individually referred to as "Designated Plan" and collectively referred to as "Designated Plans").

                  (b) Neither Steel nor any trade or business under common control with Steel within the meaning of Section 414(b) or (c) of the Code prior to the Effective Time maintains or has ever maintained, or became obligated to contribute to, any employee benefit plan: (i) that is subject to Title IV of ERISA, (ii) to which Section 412 of the Code applies, (iii) that is a multiemployer plan (as defined in Section 3(37) of ERISA), or (iv) in connection

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with any trust described in Section 501(c)(9) of the Code. Steel has not within the last five (5) years engaged in, and is not a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

                  (c) Each Designated Plan has been administered, maintained, and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including where applicable, ERISA and the Code, and all applicable governmental reporting requirements). Each Designated Plan intended to be qualified under section 401 of the Code: (i) satisfies in form the requirements of such section except to the extent amendments are not required by law to be made until a date after the Effective Time, (ii) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (iii) has not, since receipt of the most recent favorable determination letter, been amended, and
(iv) has not been operated in a way that would adversely affect its qualified status.

                  (d) No act, omission, or transaction has occurred which would result in the imposition on Steel of a breach of fiduciary duty liability or damages under Section 409 of ERISA, a civil penalty assessed pursuant to Subsections (c), (i) or (1) of Section 502 of ERISA, or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code. Neither Steel nor any of its directors, officers, or employees has engaged in any transaction with respect to a Designated Plan that could subject Steel to a tax, penalty, or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, and none of the assets of any Designated Plan are invested in employer securities or employer real property. Full payment has been made of all amounts which Steel is or has been required to have paid as contributions to or benefits due under any Designated Plan under applicable law or under the terms of any such Designated Plan, and there are no accrued but unpaid contributions of benefit obligations that are not reflected on the financial statements of Steel. There is no proceeding or other dispute pending or, to the best of the knowledge of Steel, threatened, and there is no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or other governmental entity pending, in progress or, to the best of the knowledge of Steel, threatened that involves any Designated Plan.

                  (e) In connection with the consummation of the transactions contemplated in this Agreement, no employee or former employee of Steel will become entitled to any bonus, retirement, severance, job security, change in control or other benefit or enhanced benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind as a result of any of the transactions contemplated hereby either alone or in conjunction with another event such as termination of employment.

                  (f) To the best of the knowledge of Steel, all group health plans of Steel have at all times fully complied, in all material respects, with all applicable notification and continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA ("COBRA") and any similar state law. Steel has no current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees, or for any stockholder or director who is not an employee, former employee or beneficiary thereof, except to the extent otherwise required by the COBRA continuation requirements of Section 4980B(f) of the Code and Section 601 of ERISA.

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         2.9 PROPERTIES, TITLE, AND RELATED MATTERS.

                  (a) Steel has good and marketable title to all of its respective personal property free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on SCHEDULE 2.9(a). The Encumbrances set forth on SCHEDULE 2.9(a) relate solely to the indebtedness listed on SCHEDULE 2.13(a).

                  (b) Steel has good title to all the leasehold estates pursuant to which all of the personal property leased by it is leased, free and clear and all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on SCHEDULE 2.9(a). Steel has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by Steel) under the terms of any lease or other agreement pursuant to which the personal property leased by Steel is leased.

                  (c) Except as listed on SCHEDULE 2.9(c), Steel does not own any real property and has never owned any real property. There is set forth on
SCHEDULE 2.9(c) a description of all real property leased by Steel. There are no pending or threatened disputes with respect to any lease or other agreement pursuant to which the real property set forth on SCHEDULE 2.9(c) is leased and, to the best knowledge of Steel and Lewis, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the lessor) under the material terms of any such lease or other agreement.

         2.10 LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 2.10, there is no legal, judicial, administrative, governmental, arbitration or other action or proceeding or governmental investigation pending, or to the best of the knowledge of Steel, threatened against Steel seeking relief or damages which, if granted, would materially adversely affect the Assets or that would prevent, hinder or delay the ability of Steel to consummate the transactions contemplated by this Agreement (and Steel is not aware of any basis for any such action, proceeding or investigation), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Steel. Steel has fully accrued for any payments that it believes are reasonably likely to be made in connection with such matters. Steel is not in violation of or default under any laws, ordinances, regulations, judgments, injunctions, orders, or decrees (including any immigration laws or regulations) of any court or other Governmental Entity applicable to its business, which violation or default, if determined adversely to the Company would materially adversely affect the Assets. Except as set forth on SCHEDULE 2.10, there are no judgments, orders, injunctions, or decrees of any Governmental Entity in which Steel or Lewis is a named party or any of its Assets are identified and subject.

         2.11 INSURANCE. SCHEDULE 2.11 sets forth a list and brief description of the insurance policies of Steel (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements).

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         2.12 RECORDS. To the best of its knowledge, Steel has records that accurately reflect its material transactions in all Material respects and has accounting controls sufficient to insure that such transactions are in all Material respects: (a) executed in accordance with its management's general and specific authorization and (b) recorded in conformity with good business practices.

         2.13 MATERIAL CONTRACTS.

                  (a) Except as set forth in SCHEDULE 2.13(a) and except for this Agreement, Steel is not a party to or is bound by: (1) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock or the purchase, redemption or other acquisition of capital stock; (2) any contract, agreement, indenture, note, or other instrument relating to the borrowing of money by Steel or the granting of any Encumbrance; (3) any agreement, contract, or commitment that Steel expects, or with the exercise of reasonable business judgment would expect, to have a Material adverse effect on the Condition of Steel; (4) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or agreement for the benefit of its current or former directors, officers and/or employees; or (5) any other agreement or group of related agreements the performance of which involves consideration greater than $10,000.00. SCHEDULE 2.13(a) sets forth a list of each mortgage, security agreement, letter of credit, or guaranty to which Steel is a party. Except as set forth in SCHEDULE 2.13(a), Steel is not a party to or bound by a Material contract, lease, or agreement.

                  (b) Steel and, to the best knowledge of Steel and Lewis, the other contracting parties thereto have not breached any material provision of or are in material default (and no event or circumstance exists, to the best knowledge of Steel and Lewis with respect to other Parties, that with notice, or the lapse of time or both, would constitute a default) under the terms of any agreement listed in SCHEDULE 2.13(a). To the best knowledge of Lewis and Steel, all contracts, agreements, indentures, leases and other instruments listed in
SCHEDULE 2.13(a) are in full force and effect. There are no pending or, to the best knowledge of Steel and Lewis, threatened disputes with respect to the contracts, agreements, indentures, leases or instruments described in SCHEDULE 2.13(a), except as disclosed on SCHEDULE 2.10.

         2.14 BROKERAGE. Except for Southbridge Business Resources, Ron Brewer ("Brewer"), Keller Williams Realty ("Keller"), and Tim Abraham ("Abraham"), no investment banker, broker, or finder has acted directly or indirectly for Steel or Lewis in connection with this Agreement or the transactions contemplated hereby. Except for Southbridge Business Resources, Brewer, Keller, and Abraham, no investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Steel or Lewis. Except for the payment by EHI of the cash sum of $12,500.00 and the issuance by EHI of 155,000 shares of EHI Common Stock as directed by Steel and Lewis, Steel and Lewis are solely responsible for any fee or consideration payable to Southbridge Business Resources, Brewer, Keller, and/or Abraham. Steel and Lewis agree to cause any recipient of EHI Common Stock to execute a Subscription Agreement.

         2.15 INTELLECTUAL PROPERTY. Steel owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of Steel as presently conducted. Except as set forth on SCHEDULE 2.15, each item of Intellectual Property owned or used by Steel immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. To the best of the knowledge of Steel and Lewis, Steel will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

         2.16 ENVIRONMENTAL MATTERS.

                  (a) Each of Steel, Steel's predecessors in interest, Lewis or their respective Affiliates has complied and is in compliance with all Environmental Laws in the operation of the business of Steel. Without limiting the generality of the foregoing, Steel has obtained and complied with, and is in compliance with, all permits, licenses, and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on SCHEDULE 2.16.

                  (b) None of Steel, Steel's predecessors in interest, Lewis or their respective Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws. Except as set forth on SCHEDULE 2.16, to the best of the knowledge of Lewis, none of the following exists at any property or facility owned or operated by Steel: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (c) To the best of the knowledge of Steel, none of Steel, Steel's predecessors in interest, Lewis or their respective Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any waste materials, hazardous substance, or owned or operated any property or facility (and, to the best of the knowledge of Lewis, no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA, the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Laws. Except for the facility leased from Sand Springs Home at 110 East Morrow Road, Sand Springs, Oklahoma, and its former premises at 1020 East Adams Road, Sand Springs, Oklahoma, no portion of the Assets or any other assets or properties currently or previously leased by Steel is part of a Superfund site under CERCLA or any similar ranking or listing under any similar state law. Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

         2.17 GOVERNMENTAL LICENSES AND PERMITS. Steel has all material federal, state, local, and foreign governmental licenses, concessions, franchises, grants, and permits necessary to the conduct of its operations of business as currently conducted, such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of Steel and Lewis, threatened to revoke or limit any thereof. SCHEDULE 2.17 contains a true, complete, and accurate list of: (a) all such material governmental licenses, concessions, franchises, grants, and permits, (b) all consents, orders, decrees and other compliance agreements under which Steel is operating or bound, copies of all of which have been furnished to EHI and Sub, and (c) all governmental licenses, concessions, franchises, grants, and permits applied for but not yet received by Steel. Except as set forth on SCHEDULE 2.17, all such governmental licenses, concessions, franchises, grants, and permits shall transfer as operation of law as a result of the Merger without any adverse effect to the Surviving Corporation. Steel has not received and is unaware of any reports of inspections under the United States Occupational Safety and Health Act, or under any other applicable federal, state or local health and safety laws and regulations relating to Steel, the Assets, or the operation of Steel's business. As of the date hereof, to the best of its knowledge, there are no safety, health, anti-competitive or discrimination claims that have been made or are pending that are threatened relating to the business or employment practices of Steel.

         2.18 TAXES AND TAX MATTERS. Except as set forth in SCHEDULE 2.18:

                  (a) all material returns (including income, franchise, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns) and reports (collectively, the "Tax Returns") of or relating to any foreign, federal, state or local tax, assessment, levy, impost, duty, withholding, estimated payment or other similar governmental charge (collectively, together with any penalties, additions to tax, fines, interest and similar charges thereon or related thereto, the "Taxes") that are required to be filed on or before the Effective Date, subject to any allowable extension periods and subject to any matters that are being contested in good faith by Steel, for, by, on behalf of or with respect to Steel, including, but not limited to, those relating to the income, business, operations, or property of Steel (whether on a separate, consolidated, affiliated, combined, unitary or any other basis), have been or will be timely filed with the appropriate foreign, federal, state and local authorities, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been or will be paid in full on or before the Effective Date;

                  (b) all such Tax Returns and the information and data contained therein have been or will be properly and accurately compiled and completed in all material respects, fairly present or will fairly present the information purported to be shown therein in all material respects, and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns in all material respects;

                  (c) none of such Tax Returns are under audit or, to the best knowledge of Steel, are under examination and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against Steel with respect to any such Tax Return;

                  (d) all Taxes assessed and all material Taxes due and owing from or against Steel on or before the Effective Date (including, but not limited to, ad valorem Taxes relating to any property of Steel) have been or will be timely paid in full on or before the Effective Date;

                  (e) all material withholding Tax, Tax deposit and estimated Tax payment requirements imposed on Steel for any and all periods ending on or before the Effective Date, or through and including the Effective Date for periods that have not ended on or before the Effective Date, have been or will be timely satisfied in full on or before the Effective Date or reserves adequate for the payment of such withholding, deposit and estimated Taxes have been or will be established in the financial statements of Steel on or before the Effective Date;

                  (f) pursuant to the Merger, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Steel immediately prior to the Merger will continue to be held by the Surviving Corporation immediately subsequent to the Merger;

                  (g) except for waivers or extensions which, by their terms, have lapsed, Steel has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency and Steel has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code section 6662. Steel is not a party to any tax allocation or sharing agreement;

                  (h) the liabilities of Steel assumed by Sub and the liabilities to which the transferred assets of Steel are subject were incurred by Steel in the ordinary course of business;

                  (i) Steel is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(a) of the Code; and

                  (j) at least fifty percent (50%) the fair market value of the Consideration will be in EHI Common Stock.

         2.19 LABOR MATTERS. Except as set forth on SCHEDULE 2.19, there are no collective bargaining or other labor union agreements to which Steel is a party or by which it is bound. There are currently no labor disputes to which Steel is a party. Steel has not received notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions.

         2.20 WARRANTIES AND PRODUCT LIABILITY. Except for warranties implied by law or as set forth on SCHEDULE 2.20, Steel has not given or made any warranties in connection with the sale or rental of goods or services, including warranties covering the customer's consequential damages.

         2.21 NO UNTRUE STATEMENTS. To the best of their knowledge, this Agreement, the schedules hereto and the information referred to herein, when taken as a whole, do not include any untrue statement of a Material fact.

         2.22 SECURITIES LAW MATTERS.

                  (a) Lewis recognizes and understands that the EHI Common Stock to be issued to them pursuant to the Merger (the "Securities") will not be registered under the Securities Act, or under the securities laws of any state (the "Securities Laws"). The Securities are not being so registered in reliance upon exemptions from the Securities Act and the Securities Laws which are predicated, in part, on the representations, warranties and agreements of Lewis contained herein. Lewis represents and warrants that (i) they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the EHI Common Stock and the suitability thereof as an investment for them, (ii) Lewis is an "accredited investor" within the meaning of Regulation D promulgated by the Commission pursuant to the Securities Act, (iii) the EHI Common Stock to be acquired by them in connection with the Merger will be acquired solely for investment and not with a view toward resale or redistribution in violation of the Securities Laws, (iv) their residence and domicile is in the State of Oklahoma, and (v) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of Steel or EHI or as to the value of the EHI Common Stock. Except for the obligations set forth in Section 4.1 hereof, Lewis understands that none of EHI, Sub or Steel is under any obligation to file a registration statement or to take any other action under the securities laws with respect to the Securities.

                  (b) Lewis has consulted with their own counsel in regard to the Securities Laws and each is fully aware: (i) of the circumstances under which they are required to hold the Securities, (ii) of the limitations on the transfer or disposition of the Securities, (iii) that the Securities must be held indefinitely unless the transfer thereof is registered under the Securities Laws or an exemption from registration is available, and (iv) that no exemption from registration is likely to become available for at least one (1) year from the date of acquisition of the Securities. Lewis has been advised by their counsel as to the provisions of Rules 144 and 145 as promulgated by the Commission under the Securities Act and has been advised of the applicable limitations thereof. Lewis acknowledges that EHI, Sub and Steel are relying upon the truth and accuracy of the representations and warranties made by Lewis in this Section 2.22 in consummating the transactions contemplated by this Agreement without registering the Securities under the Securities Laws.

                  (c) EHI and Sub have made available to Lewis the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to Lewis as set forth herein or for the purpose of considering the transactions contemplated hereby. Lewis agrees that the certificates representing their EHI Common Stock to be acquired pursuant to the Merger will be imprinted with the following legend, the terms of which are specifically agreed to:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO STEEL OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO STEEL THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO STEEL OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO STEEL TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. ADDITIONALLY, THE ARTICLES OF INCORPORATION, AS AMENDED, WHICH ARE ON FILE IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF TEXAS AND A COPY OF WHICH THE CORPORATION WILL FURNISH ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST, DENY PRE-EMPTIVE RIGHTS OF SHAREHOLDERS AND THE RIGHT OF SHAREHOLDERS TO CUMULATE VOTES IN THE ELECTION OF DIRECTORS, AND SET FORTH THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF EACH CLASS OF STOCK THE CORPORATION IS AUTHORIZED TO ISSUE. FURTHER, NOTICE IS HEREBY GIVEN THAT THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UNDER CERTAIN CIRCUMSTANCES AS PROVIDED BY THE BYLAWS OF THE CORPORATION WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. A COPY OF THE BYLAWS WILL BE FURNISHED WITHOUT CHARGE UPON REQUEST BY THE HOLDER OF THIS CERTIFICATE TO THE CORPORATION AT ITS PRINCIPAL OFFICE OR REGISTERED OFFICE.

Lewis understands and agrees that appropriate stop transfer notations will be placed in the records of EHI and with its transfer agents in respect of the Securities which are to be issued to them in the Merger.

         2.23 INDEBTEDNESS AND AGREEMENTS. Immediately subsequent to the Effective Time, the Surviving Corporation will have no indebtedness outstanding that is payable to Lewis or any of their Affiliates, except for benefits pursuant to Designated Plans listed on the schedules hereto. Immediately subsequent to the Effective Time, except for this Agreement, there will be no agreements, contracts, leases, arrangements or other understandings (either written or oral) between Lewis, on the one hand, and the Surviving Corporation, on the other, except for benefits pursuant to Designated Plans listed on the schedules hereto.

         2.24 UNDISCLOSED LIABILITIES. Steel does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for Taxes, except for: (i) liabilities disclosed on the face of the Current Balance Sheet (rather than in the notes thereto) and (ii) liabilities which have arisen after October 31, 2001, in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         2.25 TAX REORGANIZATION REPRESENTATION. Pursuant to the Merger, the Surviving Corporation will acquire substantially all of the properties of Steel within the meaning of Section 368(a)(2)(D) of the Code.

         2.26 CASH BALANCE. At the Effective Time, Steel shall have Cash of at least $100,000.00.

         2.27 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Steel and Lewis contained in this Article 2 shall survive the Closing hereunder and continue in full force and effect for two (2) years thereafter; provided, however, that the representations and warranties of Steel and Lewis contained in Sections 2.1, 2.2, 2.9, 2.16, and
2.18 above shall continue in full force and effect until the longer of: (A) the expiration of thirty (30) days after the expiration of the applicable statute of limitations or (B) ten (10) years.

                                   ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF EHI, SUB, STUART AND FLEMMING

         EHI, Sub, Stuart and Flemming hereby jointly and severally represent and warrant to and covenant and agree with Steel and Lewis that the statements contained in this Article 3 are correct as of the Closing Date:

         3.1 CORPORATE ORGANIZATION.

                  (a) EHI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and/or lease its assets. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and/or lease its assets. SCHEDULE 3.1(a) lists the current directors and officers of EHI and Sub.

                  (b) Each of EHI and Sub have previously delivered to Steel and Lewis true and correct copies of their respective Articles of Incorporation and By-laws as in effect on the date hereof, and copies of the respective minute books and stock records of EHI and Sub. Neither of EHI or Sub is in default under or in violation of any provisions of their respective Articles of Incorporation or Bylaws.

         3.2 DUE AUTHORIZATION, EXECUTION AND DELIVERY; EFFECT OF AGREEMENT.

                  (a) The execution, delivery, and performance by EHI and Sub of this Agreement and the consummation by EHI and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EHI and Sub. This Agreement has been duly and validly executed and delivered by EHI and Sub and constitutes the legal, valid, and binding obligation of EHI and Sub, enforceable against each of them in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of Sub has adopted a resolution directing that this Agreement and the Merger be submitted to EHI, as the sole shareholder of Sub, for its approval and unconditionally recommending that this Agreement and the Merger be approved by EHI, and EHI has approved this Agreement and the Merger as the sole shareholder of Sub as required by the OGCA.

                  (b) The consummation by EHI and Sub of the transactions contemplated hereby will not violate any provision of, or constitute a default under, any contract or other agreement to which EHI or Sub is a party or by which either of them is bound, or conflict with its charter or by-laws, other than violations, defaults or conflicts that would not have a Material Adverse Effect on EHI or Sub or materially and adversely affect the ability of EHI or Sub to consummate the transactions contemplated by this Agreement.

                  (c) Each of Stuart and Flemming has the requisite legal capacity and full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Each of Stuart and Flemming has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of each of Stuart and Flemming, enforceable against them in accordance with its terms, except to the extent that such enforceability
(a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3 CAPITALIZATION OF EHI AND SUB.

                  (a) The authorized capital stock of EHI consists of: (i) 50,000,000 authorized shares of $0.001 per share par value common stock, 7,790,000 shares of which are issued and outstanding prior to Closing; and (ii) 5,000,000 authorized shares of $0.001 per share par value preferred stock, none of which are issued and outstanding. All of the outstanding shares of EHI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. Except for any options under any agreement delivered at Closing, the Swift Warrant, options to be issued to Ross Brown and other employees of EHI, Sub, Services (hereafter defined), and/or AeroSpace (hereafter defined), any shares of EHI Common Stock purchased by A. Earl Swift ("Swift") prior to the issuance of preferred stock by EHI, the shares of EHI Common Stock described in Section 2.14, or otherwise detailed on SCHEDULE 3.3(a), there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, agreements, arrangements or understandings of any character obligating EHI to issue or sell, or cause to be issued or sold, additional shares of capital stock of EHI or any securities or obligations convertible into or exchangeable for such shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to EHI or the EHI Common Stock. Other than the Shareholders Agreement contemplated by this Agreement, there are no voting trusts, shareholders' agreements, proxies, or other agreements or understandings with respect to the EHI Common Stock. Immediately following the Effective Time, Lewis will own 16.14% of the EHI Common Stock (prior to giving effect to the issuance of EHI Common Stock described in Section 2.14 and prior to giving effect to the other securities described in this Subsection 3.3(a)), which is calculated by dividing 1,500,000 by 9,290,000. Attached as SCHEDULE 3.3(a) is a list of shareholders of EHI, the number of shares of EHI Common Stock owned by such shareholder, and the consideration paid by or on behalf of such shareholder.

                  (b) The authorized capital stock of Sub consists of 5,000 authorized shares of $0.01 per share par value common stock, 1,000 shares of which are issued and outstanding. All of the outstanding shares of common stock of Sub have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. EHI owns all of the outstanding common stock of the Sub, beneficially and of record, free and clear of all Encumbrances and restrictive agreements. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, agreements, arrangements or understandings of any character obligating Sub to issue or sell, or cause to be issued or sold, additional shares of capital stock of Sub or any securities or obligations convertible into or exchangeable for such shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Sub or the common stock of Sub. There are no voting trusts, shareholders' agreements, proxies, or other agreements or understandings with respect to the common stock of Sub.

         3.4 ASSETS, LIABILITIES, AND PROPERTIES OF EHI AND SUB. SCHEDULE 3.4 sets forth an accurate and complete listing of all of the assets and liabilities of each of EHI and Sub. Except as set forth on SCHEDULE 3.4, neither of EHI or Sub has any liability of any kind or manner, whether direct or indirect, accrued, absolute or otherwise. Except for Sub, Excalibur AeroSpace, Inc., an Oklahoma corporation ("AeroSpace"), and Excalibur Services, Inc., an Oklahoma corporation ("Services"), there are no Persons in which EHI owns any direct or indirect equity or other similar ownership interests. Except as set forth on
SCHEDULE 3.4 and except for items purchased and/or assumed in connection with the Aero Weld Transaction (hereafter defined) or the Redhawk Transaction (hereafter defined), none of EHI, AeroSpace, Services, or Sub: (i) has any Designated Plans, (ii) leases or owns any real estate, is a party to a legal proceeding or action, or (iii) has any indebtedness for borrowed money. For purposes of this Agreement, the "Aero Weld Transaction" shall mean the transaction contemplated by that certain Asset Purchase Agreement, dated on or about November 23, 2001, by and between AeroSpace and Aero Weld, Inc., an Oklahoma corporation ("Aero Weld"). For purposes hereof, the "Redhawk Transaction" shall mean the transaction contemplated by that certain Asset Purchase Agreement, dated on or about November 20, 2001, by and between Services and Redhawk Industries, L.L.C., an Oklahoma limited liability company ("Redhawk").

         3.5 CONSENTS. Except for the filing and recordation of Articles of Merger as required by the OGCA and those consents, approvals, authorizations, exemptions and filings, the failure to obtain or make would not materially and adversely affect the ability of EHI and Sub to consummate the transactions contemplated by this Agreement, there is no consent, approval clearance, waiver, order or authorization of, or exemption by, or filing with, any Governmental Entity required in connection with the execution, delivery or performance by EHI and Sub of this Agreement or the taking of any other action contemplated hereby that has not heretofore been made and obtained. The consummation of the transaction: (i) does not conflict with or violate any permit, concession, grant, franchise, statute, law, rule or regulation of any Governmental Entity or any order, judgment, award or decree of any court or other Governmental Entity to which Sub is subject or any of its assets is bound and (ii) does not conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, would result in a default), or the creation of an Encumbrance pursuant to, or cause or permit the acceleration prior to maturity or "put" right with respect to, any obligation under, any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which Sub is a party or to which any of the assets are subject.

         3.6 AUTHORIZATION FOR EHI COMMON STOCK. EHI has taken all necessary action to permit it to issue the number of shares of EHI Common Stock required to be issued pursuant to the terms of this Agreement. The shares of EHI Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

         3.7 BROKERAGE. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of EHI or Sub or any of their Affiliates.

         3.8 SOPHISTICATION OF EHI. EHI and Sub acknowledge that: (i) they have had the opportunity to visit with Lewis and Steel and meet with the respective officers and other representatives of Steel to discuss the business and the assets, liabilities, financial condition, cash flow and operations of Steel and
(ii) to the actual knowledge of EHI and Sub, all materials and information requested by EHI and Sub have been provided to EHI and Sub to their reasonable satisfaction. EHI and Sub acknowledge that they have made their own independent examination, investigation, analysis, and evaluation of Steel, including their own estimate of the value of Steel. Nothing in this Section nor any investigation, examination, analysis or evaluation of Steel made by or on behalf of EHI and Sub shall in any way modify any representation or warranty made by Lewis and Steel in Article 2 hereof, or elsewhere in this Agreement or the Schedules to this Agreement, or release or discharge Lewis and Steel from their representations under the terms of this Agreement.

         3.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of EHI, Sub, Stuart and Flemming contained in this Article 3 shall expire on the second anniversary of the Closing Date;

provided, however, that the representations and warranties of EHI, Sub, Stuart and Flemming contained in Sections 3.1 and 3.3 above shall expire on the earlier of: (A) the expiration of the applicable statute of limitations or (B) ten (10) years.

                                   ARTICLE 4
                            COVENANTS AND AGREEMENTS

         The Parties covenant and agree as follows:

         4.1 PUBLIC SHELL. Within one hundred fifty (150) days of the Closing Date, the EHI Common Stock (as hereafter defined) shall be Publicly Traded (hereafter defined). For the purposes of this Section 4.1, the term "EHI Common Stock" shall mean the common stock, $.001 par value, of EHI, and any equity securities (including, but not limited to, common or capital stock, convertible notes, membership interests, or units) of any corporation, partnership, limited liability company, trust, or other entity that is the successor of EHI by merger, consolidation, or otherwise (EHI and such entity being collectively referred to as the "Entity"). The term "Publicly Traded" shall mean that the Entity has become subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, with respect to the EHI Common Stock. The remedies for a breach of this Section 4.1 are set forth in that certain Post-Closing Agreement, of even date herewith, among EHI, Lewis, Stuart, and Flemming.

         4.2 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Steel and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Steel and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Steel or otherwise to take any and all such action.

         4.3 RELEASE.

                  (a) As of the Effective Time, Lewis does hereby for themselves and their heirs, executors, administrators and legal representatives remise, release, acquit and forever discharge Steel and its respective controlled Affiliates, partners, officers, directors and employees, in their capacities as such, and successors and assigns of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, which they now have, own, or hold or has at any time previously had, owned or held against Steel, or such Person in such capacity, including all liabilities created as a result of the negligence, gross negligence and willful acts of Steel and its employees and agents, existing as of the Effective Time or relating to any matter that occurred on or prior to the Effective Time; provided, however, that any claims, liabilities, debts or causes of action that may arise in connection with the failure of any of the Parties hereto to perform any of their obligations hereunder or under any other agreement relating to the transactions contemplated hereby or from any breaches by any of them of this Agreement or any other agreement shall not be released or discharged pursuant to this Agreement.

                  (b) Lewis represents and warrants that they have not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released herein. Lewis covenants and agrees that they will not assign or transfer to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations to be released herein. Lewis represents and warrants that they have read and understands all of the provisions of this Section 4.4 and that they have been represented by legal counsel of their own choosing in connection with the negotiation, execution, and delivery of this Agreement.

         4.4 RELEASE FROM PERSONAL GUARANTIES AND INDEBTEDNESS. At Closing, EHI shall deliver to Lewis a check in the amount of $402,631.80 which Lewis shall use to fully pay and discharge: (i) that certain Small Business Administration Loan dated April 5, 2000, in the original amount of $300,000.00 and with a remaining principal amount of approximately $219,305.96; (ii) that certain promissory note dated May 24, 2001, payable to the order of Community Bank and Trust Company in the original amount of $144,362.43 and with a remaining principal amount of approximately $132,805.84; and (iii) that certain promissory note dated October 17, 2001, payable to the order of Community Bank and Trust Company in the original amount of $50,520.00 and with a remaining principal amount of approximately $50,927.67 and have Lewis released from any personal guaranties of such indebtedness within fifteen (15) days of Closing Date. EHI hereby agrees to indemnify and defend Lewis and hold Lewis harmless for any amounts that Lewis is required to pay in connection with the enforcement of any obligations under the loans described in (i)-(iii) above or such personal guaranties after the Closing, including any reasonable attorneys' fees and expenses incurred in connection therewith.

         4.5 USE OF FUNDING LOAN. The Funding Loan shall be used by EHI (or has been used by EHI) only for one or more of the following purposes: (i) the discharge of the loans described in Section 4.4 and the release of Lewis from personal guaranties of Steel's indebtedness pursuant to Section 4.4 hereof; (ii) general working capital of EHI and Sub; (iii) the acquisition of the assets of Redhawk, as contemplated by the Redhawk Transaction; (iv) the acquisition of the assets of Aero Weld, as contemplated by the Aero Weld Transaction, and (v) other business expenses of EHI and Sub.

         4.6 120-DAY PROMISSORY NOTES. Until the 120-Day Promissory Notes are paid in full, EHI shall not make any dividends to any shareholders and will not retire any debt (other than Funding Loan, the payments required by EHI in the Aero Weld Transaction, and the loans described in Section 4.4), but this restriction shall not prohibit EHI from paying trade payables, other current liabilities, and expenses in the ordinary course of business, and other expenses contemplated by this Agreement.

         4.7 ACCEPTABLE FINANCING. Stuart and Flemming further agree to become jointly and severally liable for any Acceptable Financing (as defined in that certain Tri-Party Agreement, of even date herewith, among EHI, Dwayne Lewis, Debra Lewis, and Swift); provided, however, neither Stuart, nor Flemming, shall be obligated to guarantee more than $ 7,000,000.00 of debt of EHI. Further, upon procurement of such Acceptable Financing, EHI shall pay all amounts owing under the 120-Day Promissory Notes, even if such Acceptable Financing is procured prior to the maturity of the 120-Day Promissory Notes.

                                   ARTICLE 5
                        INDEMNIFICATION AND REIMBURSEMENT

         5.1 LEWIS INDEMNITIES. Subject to the terms and conditions set forth herein, from and after the Effective Time, Lewis shall absolutely and irrevocably indemnify, defend and hold harmless EHI and every Affiliate of EHI (including Sub and Steel) and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees and assignees (collectively, the "Parties to be Indemnified by Lewis") from, against and in respect of any and all Claims that arise or result from or relate to the matters described in clauses (a) through (d) in this
Section 5.1 (herein collectively referred to as the "Liabilities to be Indemnified by Lewis"); provided that Lewis shall not be obligated to indemnify EHI or Sub for any liability that also constitutes a Liability to be Indemnified by the EHI Parties to the extent that such liability is a Liability to be Indemnified by the EHI Parties; and provided further, that Lewis shall not be obligated to indemnify the Parties to be Indemnified by Lewis until the Liabilities to be Indemnified by Lewis exceed on a cumulative basis $50,000.00 (the "Threshold Amount"), and then only to the extent of any such Liabilities to be Indemnified by Lewis sustained by the Parties to be Indemnified by Lewis in excess of such Threshold Amount; provided, further, that Lewis shall not be obligated to pay in excess of an amount equal to $1,075,000.00 (the "Cap") for all Liabilities to be Indemnified by Lewis (with each of Dwayne Lewis and Debra Lewis being jointly and severally responsible for the Cap); and provided further that the indemnification obligations of Lewis hereunder to pay Cash for any Liabilities to be Indemnified by Lewis is limited to the amount of cash payments that they have received from EHI pursuant to the Consideration. Additionally, to the extent that Lewis has not received Cash in an amount equal to the Liabilities to be Indemnified by Lewis, EHI, on behalf of the Parties to be Indemnified by Lewis, shall have the right, subject to Section 5.10, to offset the amounts owing pursuant to the 90-Day Promissory Notes, the 120-Day Promissory Notes, and the 1-Year Promissory Notes against any and all Liabilities to be Indemnified by Lewis that are unpaid but that are properly payable by Lewis in accordance with the terms, conditions, and procedures set forth in this Article 5. All such amounts, subject to Section 5.10, to be so offset shall be applied in the following order of priority: (i) first, to amounts owing under the 90-Day Promissory Notes; (ii) next, to amounts owing under the 120-Day Promissory Notes; and (iii) finally to amounts owing under the 1-Year Promissory Notes. In the event the Threshold Amount has been reached (in accordance with the terms and provisions of this Article 5) and Lewis has not otherwise satisfied such Liabilities to be Indemnified by Lewis, then such right of offset shall be deemed matured. Further, after the exhaustion by the Parties to be Indemnified by Lewis of all rights of offset against the Cash received and the promissory notes as set forth in the immediately preceding sentence (e.g., if there are any Liabilities to be Indemnified by Lewis that remain unsatisfied AFTER offsetting the amount of such Liabilities to be Indemnified by Lewis against the Cash received and the outstanding amounts owing under the notes, in the priority set forth above), then, subject to Section 5.10, EHI, in addition to any and all other remedies available to it in this Article 5, EHI (on behalf of the Parties to be Indemnified by Lewis) shall have the right and option to transfer, on the books of EHI, FROM the name of Lewis TO the name of EHI that number of shares of EHI Common Stock owned by Lewis whose value, at the Agreed Valuation (hereinafter defined), is equal to the amount of such Liabilities to be Indemnified by Lewis that remain properly due and payable by Lewis in accordance with this Article 5. For the purpose of the immediately preceding sentence, it is agreed by the Parties that the "Agreed Valuation" of the EHI Common Stock shall be $1.00 per Share; provided that if EHI shall effect a subdivision or consolidation of the shares of its common stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction in the number of shares of its common stock outstanding, then in such event, the Agreed Valuation shall be proportionately increased or decreased, as the case may be.

                  (a) the breach of any representation or warranty made by Lewis or Steel contained in this Agreement or in any certificate, exhibit, schedule, or other document furnished or delivered to EHI and Sub by Lewis or Steel at the Closing;

                  (b) Lewis' failure to perform any of their covenants or agreements under or contained in this Agreement or in any certificate, exhibit, schedule, or other document furnished or delivered to EHI and Sub by Lewis or Steel at the Closing;

                  (c) to the extent not reserved on the Current Balance Sheet or arising in the ordinary course of business after the date of the Current Balance Sheet, any Claim for Taxes relating to a period ending on or before the Effective Time or an event occurring on or before the Effective Time, including for any additional Taxes assessed as a result of or arising from an audit or examination of Tax Returns filed on or before the Effective Time or a recharacterization of any revenues, deductions or expenses reported or claimed thereon; and

                  (d) any liability regarding any violations of Environmental Laws arising from any event, condition, activity, incident, action or omission existing or occurring: (i) prior to the Effective Time relating in any way to the Assets or Steel (including the ownership, operation or use of the Assets and the conduct of Steel prior to the Effective Time) and (ii) prior to, on or after the Effective Time relating in any way to the conduct of any business of Lewis other than Steel.

         5.2 STUART AND FLEMMING INDEMNITIES. From and after the Effective Time, EHI, Sub, Stuart and Flemming (collectively, the "EHI Parties") shall absolutely and irrevocably indemnify, defend and hold harmless Lewis and every Affiliate of Lewis (including the Surviving Corporation) and their respective directors, stockholders, officers, employees, agents, consultants, representatives, heirs, successors, transferees and assignees (collectively, the "Parties to be Indemnified by the EHI Parties") from, against and in respect of any and all Claims that arise or result from or relate to the matters described in clauses
(a) and (b) of this Section 5.2 (herein collectively referred to as the "Liabilities to be Indemnified by the EHI Parties"); provided, that the EHI Parties shall not be obligated to indemnify any of the Parties to be Indemnified by the EHI Parties for any liability that also constitutes a Liability to be Indemnified by Lewis to the extent that such liability is a Liability to be Indemnified by Lewis; and provided, further, that the EHI Parties shall not be obligated to indemnify the Parties to be Indemnified by the EHI Parties until the Liabilities to be Indemnified by the EHI Parties exceed on a cumulative basis the Threshold Amount, and then only to the extent of any such Liabilities to be Indemnified by the EHI Parties sustained by the Parties to by Indemnified by EHI in excess of such Threshold Amount; and provided, further, that the EHI Parties shall not be obligated to pay in excess of an amount equal to the Cap for all Liabilities to be Indemnified by the EHI Parties hereunder;

                  (a) the breach of any representation or warranty made by EHI, Sub, Stuart or Flemming contained in this Agreement or in any certificate, exhibit, schedule, or other document furnished or delivered to Lewis by EHI, Sub, Stuart or Flemming at the Closing; and

                  (b) The failure of EHI, Sub, Stuart or Flemming to perform any of their respective covenants or agreements under or contained in this Agreement or in any certificate, exhibit, schedule, or other document furnished or delivered to Lewis by EHI or Sub at the Closing.

         5.3 NOTICE OF CLAIM.

                  (a) For purposes of this Article 5, the term "Indemnifying Party" when used in connection with a particular Claim shall mean the Party having an obligation to indemnify the other Person with respect to the Claim pursuant to this Article 5, and the term "Indemnified Party" when used in connection with a particular Claim shall mean the Person having the right to be indemnified with respect to the Claim by a Party pursuant to this Article 5.

                  (b) Each Party (on behalf of himself, herself, or it and on behalf of the Parties to be Indemnified by the EHI Parties, in the case of Lewis, and on behalf of the Parties to be Indemnified by Lewis, in case of EHI, Sub, Stuart, and Flemming) agrees that promptly after it becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article 5, such Party will provide notice thereof in writing to the other Party owing an indemnification obligation (a "Claim Notice") specifying the nature and specific basis for such Claim, and to the extent feasible the estimated amount of damages attributable thereto, and a copy of all papers served with respect to the Claim (if any). For purposes of this Section 5.3, receipt by a Party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than a Party to this Agreement that gives rise to a Claim on behalf of the Party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter. The failure of an Indemnified Party to send a Claim Notice shall not relieve the Indemnifying Party from liability hereunder with respect to the Claim except to the extent, and only to the extent, the failure prejudiced the Indemnifying Party.

         5.4 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (a) FIRST PARTY CLAIMS. If any Indemnified Party should have a Claim against any Indemnifying Party hereunder that does not involve a third party claim asserted against an Indemnified Party that could give rise to a right of indemnification under this Agreement ("Third Party Claim"), the Indemnified Party shall transmit to the Indemnifying Party a Claim Notice with respect to the Claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Claim Notice (the

"Election Period") that the Indemnifying Party disputes the Claim, the Claim specified by the Indemnifying Party in the Claim Notice shall be deemed a liability of the Indemnifying Party hereunder and shall be paid as provided in Subsection 5.4(c). If the Indemnifying Party has timely disputed the Claim within the Election Period, as provided above, such dispute shall be resolved by arbitration as set forth in Section 7.12.

                  (b) THIRD PARTY CLAIMS. If an Indemnified Party shall have a Third Party Claim asserted against it, the Indemnified Party shall transmit to the Indemnifying Party a Claim Notice relating to the Third Party Claim. During the Election Period, an Indemnifying Party shall notify an Indemnified Party (y) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 5 with respect to the Third Party Claim and
(z) whether an Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party does not notify the Indemnified Party within the Election Period that the Indemnifying Party disputes its potential liability Third Party Claim, the potential liability of the Third Party Claim specified by the Indemnifying Party in the Claim Notice shall be deemed a liability of the Indemnifying Party hereunder and shall be paid as provided in Subsection 5.4(c). If the Indemnifying Party has timely disputed its potential liability under the Third Party Claim within the Election Period, as provided above, such dispute shall be resolved by arbitration as set forth in Section 7.12.

                           (i) If an Indemnifying Party notifies an Indemnified
Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article 5 and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this
Section 5.4; provided that such settlement shall not impose any obligations upon the Indemnified Party or deprive the Indemnified Party of any rights without its consent. The Indemnifying Party shall have full control of such defense and proceedings, including, subject to the preceding sentence, any compromise or settlement thereof. The Indemnified Party is hereby authorized, (at the sole cost and expense of the Indemnifying Party but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to the Third Party Claim to the extent so adjudicated). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claims, including by making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 5.4, and shall bear its own costs and expenses with respect to any such participation.

                           (ii) If an Indemnifying Party timely disputes its
potential liability for the Third Party Claim within the Election Period, or if the Indemnifying Party fails to notify an Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Subsection 5.4(b) (or notifies the Indemnified Party that it elects not to defend the Indemnified Party), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Subsection 5.4(b) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right but not the obligation to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), the Third Party Claim by such proceedings deemed reasonably appropriate by the Indemnified Party and its counsel. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement of such Third Party Claim; provided, that if the Indemnifying Party agrees to indemnify the Indemnified Party under this Article 5, the Indemnified Party shall not enter into any compromise or settlement of such Third Party Claim without the Indemnifying Party's consent, which shall not be unreasonably withheld or delayed. If requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim that the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in questions, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. Notwithstanding the foregoing in this Subsection 5.4(b), if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 5 and if such dispute is resolved in favor of the Indemnifying Party pursuant to Section 7.12, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Article 5 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of the Indemnifying Party in connection with the Third Party Claims, excluding however any litigation with respect to its indemnify obligation hereunder. The Indemnifying Party shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 5.4, and the Indemnifying Party shall bear its own costs and expenses with respect to any such participation.

                  (c) PAYMENTS. Payments of all amounts owing by an Indemnifying Party as a result of a Third Party Claim shall be made within five (5) Business Days after the earlier of: (i) the settlement of the Third Party Claim and (ii) the expiration of the period of appeal of a final adjudication of the Third Party Claim. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third Party Claim shall be made within five (5) Business Days after the later of (y) thirty (30) days after the expiration of the Election Period or (z) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Notwithstanding the above, if the Indemnifying Party has not contested its indemnity obligations hereunder and has not elected to assume the defense of a Third Party Claim, the Indemnifying Party shall reimburse (promptly after the receipt of each invoice therefor) the Indemnified Party for the reasonable costs and expenses incurred by the Indemnified Party in contesting the Third Party Claim together with reasonable support for such expenditures.

         5.5 SUBROGATION RIGHTS. If the Indemnified Party is one of the Parties to be Indemnified by the EHI Parties and the Indemnified Party has a right against a Person (other than one of the other Parties to be Indemnified by the EHI Parties) with respect to any damages or other amounts paid to the Indemnified Party by EHI, then EHI shall, to the extent of such payment, be subrogated to the right of such Indemnified Party. If the Indemnified Party is one of the Parties to be Indemnified by Lewis and the Indemnified Party has a right against a Person (other than one of the other Parties to be Indemnified by Lewis) with respect to any damages or other amounts paid to such Indemnified Party by Lewis, then Lewis shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

         5.6 INSURANCE PROCEEDS: INTEREST. In determining the amount of any loss, liability or expense for which any Indemnified Party is entitled to indemnification under this Article 5, the gross amount thereof: (a) will be reduced by any insurance proceeds realized or to be realized by such Indemnified Party and (b) will be increased by: (i) to the extent such payment is based on amounts paid by the Indemnified Party, interest on such amount at the rate quoted from time to time on London Interbank Market for thirty (30) day borrowings, plus one and one-half percent (1-1/2%) from the date such payment is made until payment is made as required hereunder and (ii) to the extent such payment is based on losses incurred by the Indemnified Party, interest on such amount at the rate quoted from time to time on London Interbank Market for thirty (30) day borrowings, plus one and one-half percent (1-1/2%) from the date of such loss until payment is made as required hereunder. Any payment for indemnification by Lewis may be treated by Lewis as an adjustment to the Consideration. No indemnity or other obligation hereunder in favor of Steel or EHI or Sub, on the one hand, or Lewis on the other hand, shall be construed so as to permit double recovery.

         5.7 INDEPENDENT INDEMNITIES; EXCLUSIVE REMEDY. The Parties acknowledge and agree that each of the indemnities under Section 5.1 and each of the indemnities under Section 5.2 may be relied upon independently. The indemnification provisions set forth in this Article 5 shall constitute the sole and exclusive remedy of the Parties.

         5.8 INVESTIGATION AND DUE DILIGENCE. No investigation, examination, audit, inspection or other due diligence prior to the Closing shall affect a Person's respective rights to indemnity pursuant to this Agreement; provided, that the foregoing is not intended to affect the representations, warranties and other agreements as modified by the Schedules to this Agreement.

         5.9 NO IMPLIED REPRESENTATIONS OR WARRANTIES. The Parties hereto acknowledge that no Party hereto has made any representation or warranty, express or implied, to any other Party other than the express representations and warranties set forth herein.

         5.10 ADDITIONAL PROVISIONS APPLICABLE TO INDEMNIFICATION.

                  (a) If: (i) any one or more of the Parties to be Indemnified by Lewis suffers any Claim (whether a First Party Claim or a Third Party Claim) and (ii) after the Threshold Amount has been reached, such Claims are disputed by Lewis in accordance with this Article 5, then Lewis shall immediately tender and deliver to the registry of the district courts of Tulsa County, Oklahoma

(the "Court") a Cash payment equal to the lesser of: (i) the amount of Cash payments they have received from EHI pursuant to the Consideration or (ii) the amount of the disputed Liabilities to be Indemnified by Lewis. Then, to the extent that the amount of the disputed Liabilities to be Indemnified by Lewis are in excess of any Cash payment tendered by Lewis to the Court, EHI, on behalf of the Parties to be Indemnified by Lewis, in lieu of making payments under the Purchase Notes directly to Lewis, may tender all amounts as and when due and owing under the Purchase Notes to the Court until the dispute relating to the Claim suffered by one or more of the Parties to be Indemnified by Lewis has been resolved. To the extent that the amount of the disputed Liabilities to be Indemnified by Lewis are in excess of any Cash payment tendered by Lewis to the Court and any payments under the Purchase Notes, then Lewis shall tender EHI Common Stock owned by them (valued at the Agreed Valuation) until an amount equal to the disputed Liabilities to be Indemnified by Lewis has been tendered to the Court.

                  (b) If: (i) any one or more of the Parties to be Indemnified by the EHI Parties suffers any Claim (whether a First Party Claim or a Third Party Claim) and (ii) after the Threshold Amount has been reached, such Claims are disputed by the EHI Parties in accordance with this Article 5, then the EHI Parties shall immediately tender and deliver to the Court a Cash payment equal to the amount of the disputed Liabilities to be Indemnified by the EHI Parties.

                  (c) All amounts and EHI Common Stock tendered to the Court shall remain with the Court until such time as the dispute is resolved in accordance with this Agreement and a determination is made as to which Person(s) such funds shall be released. Any interest on funds placed with the Court shall be paid to the Person(s) to whom such funds are ultimately distributed.

                                    ARTICLE 6
                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings given to them in this Article 6 unless defined elsewhere in this Agreement.

         6.1 "AAA" shall have the meaning such term is given in Subsection 7.12(b).

         6.2 "Affiliate" means, with respect to any Person, any Person that, directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. With respect to a natural person, the term "Affiliate" includes such person's immediate family.

         6.3 "Agreement" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         6.4 "Assets" means all the assets and properties owned by Steel, tangible and intangible, real, personal and mixed (e.g., including those listed on the Current Balance Sheet).

         6.5 "Business Day" means any day other than Saturday, Sunday, or other day on which federally chartered commercial banks in Houston, Texas are authorized or required by law to close.

         6.6 "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         6.7 "CERCLA" means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

         6.8 "Claim" means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, Encumbrances, impositions, fines, penalties, administrative orders, deficiencies, levies, duties, obligations, costs, expenses, liabilities, actual damages (and, only with respect to Third Party Claims, consequential and punitive damages), including in each case, interest, penalties, reasonable attorneys' fees, disbursements and reasonable costs of investigations and litigation, including a reasonable allocation of the time spent by management of Steel or EHI in investigating the facts and circumstances relating to the Claim or responding to an audit or investigation.

         6.9 "Claim Notice" shall have the meaning such term is given in Subsection 5.3(b).

         6.10 "Closing" shall have the meaning such term is given in Section
1.2.

         6.11 "Code" means the Internal Revenue Code of 1986, as amended.

         6.12 "Commission" means the United States Securities and Exchange Commission.

         6.13 An event, matter or circumstance shall be deemed to affect the "Condition of Steel" if it would materially affect the business, results of operations, financial condition or Assets of Steel, taken as a whole.

         6.14 "Consideration" shall have the meaning such term is given in Subsection 1.3(a).

         6.15 "Designated Plans" shall have the meaning such term is given in
Section 2.8.

         6.16 "Effective Date" means the date on which the Effective Time occurs.

         6.17 "Effective Time" shall have the meaning such term is given in
Section 1.2.

         6.18 "EHI" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         6.19 "EHI Common Stock" shall have the meaning such term is given in the recitals to this Agreement.

         6.20 "Election Period" shall have the meaning such term is given in Subsection 5.4(a).

         6.21 "Encumbrance" means any security interest, mortgage, pledge, trust, claim, lien, charge, option, defect, restriction, encumbrance or other right or interest of any third Person of any nature whatsoever.

         6.22 "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to the environment heretofore or currently in effect in any and all jurisdictions in which Steel is conducting or at any time has conducted business, or where any of the Assets are located, or where any hazardous substances generated by or disposed of by Steel are located. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and all other laws, statutes, ordinances, rules, regulations, orders and determinations of any Governmental Entity relating to: (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other harmful substances. The terms "hazardous substance", "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that, to the extent the laws of the state in which any Assets are or were located currently provide for a meaning for "hazardous substance", "release", "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         6.23 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         6.24 "Financial Statements" shall have the meaning such term is given in Section 2.6.

         6.25 "Governmental Entity" means the United States of America, any state, province, territory, county, city, municipality and any subdivision thereof, any court, administrative or regulatory agency, commission, department or body or other governmental authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         6.26 "Indemnified Party" shall have the meaning such term is given in Subsection 5.3(a).

         6.27 "Indemnifying Party" shall have the meaning such term is given in Subsection 5.3(a).

         6.28 "Intellectual Property" means patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know how, trade secrets, designs, plans, manuals, processes and other proprietary intellectual property rights and computer programs, and all registrations for, and applications for registration of, any of the foregoing.

         6.29 "IRS" means the United States Internal Revenue Service.

         6.30 "Liabilities to be Indemnified by the EHI Parties" shall have the meaning such term is given in Section 5.2.

         6.31 "Liabilities to be Indemnified by Lewis" shall have the meaning such term is given in Section 5.1.

         6.32 A single event, occurrence, fact or matter will be deemed to be "Material", to have a "Material" adverse effect, to cause a "Material" change or to be "Materially" affected if such event, occurrence, fact or matter, together with all other events, occurrences, facts or matters that would reasonably be expected to result in a material loss to Steel, taken as a whole, would have, or would reasonably be expected to have, a material adverse effect on the Condition of Steel, or that would constitute a criminal violation of law involving a felony.

         6.33 "Merger" shall have the meaning such term is given in the recitals to this Agreement.

         6.34 "OGCA" means the Oklahoma General Corporation Act.

         6.35 "Parties to be Indemnified by the EHI Parties" shall have the meaning such term is given in Section 5.2.

         6.36 "Parties to be Indemnified by Lewis" shall have the meaning such term is given in Section 5.1.

         6.37 "Permitted Encumbrances" means (a) Encumbrances for current taxes and assessments not yet past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are reflected in the Financial Statements, (b) mechanics and materialmen Encumbrances for construction in progress to the extent not perfected by filing, recording, giving of notice or other appropriate action in the relevant jurisdiction, (c) workmen, repairmen, warehousemen, carriers, lessors and operators Encumbrances arising in the ordinary course of business to the extent not perfected by filing, recording, giving of notice or other appropriate action in the relevant jurisdiction, (d) easements, including agreements and deeds of easement, restrictions, set-back lines, mineral reservations and exceptions, landlord's liens, and other minor imperfections of title, (e) Encumbrances for which a reserve is reflected in the Financial Statements, and (f) other imperfections of title or Encumbrances that do not, individually or in the aggregate, impair the continued use and operation of the Assets.

         6.38 "Person" means any individual, corporation, association, partnership, joint venture, trust, estate or unincorporated organization or Governmental Entity.

         6.39 "Plans" shall have the meaning such term is given in Section 2.8.

         6.40 "Purchase Notes" shall have the meaning such term is given in Subsection 1.3(a).

         6.41 "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

         6.42 "Securities Act" means the Securities Exchange Act of 1933.

         6.43 "Shareholders Agreement" shall have the meaning such term is given in Section 1.7(a).

         6.44 "Steel" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         6.45 "Steel Common Stock" shall have the meaning such term is given in the recitals to this Agreement.

         6.46 "Sub" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         6.47 "Surviving Corporation" shall have the meaning such term is given in Subsection 1.1(a).

         6.48 "Swift Warrant" means that certain Warrant dated effective November 7, 2001, executed by EHI regarding Swift's entitlement to purchase 600,000 shares of EHI Common Stock.

         6.49 "Taxes" shall have the meaning such term is given in Section 2.18.

         6.50 "Tax Returns" shall have the meaning such term is given in Section 2.18.

         6.51 "Third Party Claim" shall have the meaning such term is given in Subsection 5.4(a).

         6.52 "Threshold Amount" shall have the meaning such term is given in
Section 5.1.

                                   ARTICLE 7
                                  MISCELLANEOUS

         7.1 ENTIRE AGREEMENT. This Agreement constitutes the sole understanding of the Parties with respect to the matters provided for herein and supersede any previous agreements and understandings between the Parties with respect to the subject matter hereof (including, without limitation, that certain letter of intent dated August 14, 2001, by and between Steel Fab Holdings, Inc., a Texas corporation, Excalibur Steel, Inc., and Dwayne Lewis, which is terminated and is of no force and effect). No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto.

         7.2 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon EHI, Sub, Steel and Lewis and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto.

         7.3 EXPENSES. EHI shall pay the fees and expenses of counsel, accountants, and other experts of each Party, and all other expenses incurred by the Parties incident to the negotiation, preparation, and execution of this Agreement and the consummation of the Merger.

         7.4 INVALIDITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner Materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         7.6 HEADINGS. The headings of the Sections and paragraphs of this Agreement and of the Schedules hereto are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

         7.7 CONSTRUCTION AND REFERENCES. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules or Exhibits are references to the corresponding Schedules and Exhibits attached to this Agreement. Unless otherwise specified, the words "including" and "include", and similar words, as used in this Agreement are not to be construed as limiting.

         7.8 JOINT AND SEVERAL LIABILITY. Except as otherwise expressly provided in this Agreement, in all instances in this Agreement in which the term "Lewis" is used, such defined term refers to both Dwayne Lewis and Debra Lewis. All Persons composing Lewis shall be jointly and severally liable with all other Persons composing Lewis to perform the obligations stated in each instance in which the term "Lewis" is used herein.

         7.9 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

         7.10 NOTICES. Any notice, request, instruction, or other document to be given hereunder by any Party hereto to any other party shall be in writing and delivered personally, by facsimile (with receipt confirmed) or by registered or certified mail, postage prepaid:

                  If to Steel:                       Excalibur Steel, Inc.
                                                     110 East Morrow Road
                                                     Sand Springs, Oklahoma  74063
                                                     Attention:  Dwayne Lewis
                                                     Confirm:  (918) 246-1111
                                                     Facsimile:  (918) 246-1113

                  With a copy (which                 Crump & Page, L.L.P.
                  shall not constitute notice)       1437 South Boulder Avenue, Suite 670
                  to:                                Tulsa, Oklahoma  74119-3609
                                                     Attention:  David P. Page
                                                     Confirm:  (918) 583-2393
                                                     Facsimile:  (918) 583-2394

                  If to Dwayne Lewis                 Dwayne Lewis
                  and/or Debra Lewis:                Debra Lewis
                                                     110 East Morrow Road
                                                     Sand Springs, Oklahoma  74063
                                                     Confirm:  (918) 246-1111
                                                     Facsimile:  (918) 246-1113

                  With a copy (which                 Crump & Page, L.L.P.
                  shall not constitute notice)       1437 South Boulder Avenue, Suite 670
                  to:                                Tulsa, Oklahoma  74119-3609
                                                     Attention:  David P. Page
                                                     Confirm:  (918) 583-2393
                                                     Facsimile:  (918) 583-2394

                  If to EHI and/or Sub:              Excalibur Holdings, Inc.
                                                     Excalmerge, Inc.
                                                     18614 Resica Falls Lane
                                                     Houston, Texas  77094
                                                     Attention:  Matthew C. Flemming
                                                     Confirm:  (281) 646-7009
                                                     Facsimile:  (281) 599-7453

                  With a copy (which                 Haynes and Boone, L.L.P.
                  shall not constitute notice)       1000 Louisiana Street, Suite 4300
                  to:                                Houston, Texas  77002
                                                     Attention:  Thomas J. McCaffrey
                                                     Confirm:  (713) 547-2107
                                                     Facsimile:  (713) 236-5661

                                      -34-

                  If to Stuart:                      William S.H. Stuart
                                                     1906 Castlerock
                                                     Houston, Texas  77090
                                                     Confirm:  (281) 537-8402
                                                     Facsimile:  (281) 537-8402

                  With a copy (which                 Oppenheimer, Wolff & Donnelly, L.L.P.
                  shall not constitute notice)       840 Newport Center Drive, Suite 700
                  to:                                Newport Beach, California  92660
                                                     Attention:  Marc A. Indeglia
                                                     Confirm:  (949) 823-6047
                                                     Facsimile:  (949) 823-6100

                  If to Flemming:                    Matthew C. Flemming
                                                     18614 Resica Falls Lane
                                                     Houston, Texas  77094
                                                     Confirm:  (281) 646-7009
                                                     Facsimile:  (281) 599-7453

                  With a copy (which                 Oppenheimer, Wolff & Donnelly, L.L.P.
                  shall not constitute notice)       840 Newport Center Drive, Suite 700
                  to:                                Newport Beach, California  92660
                                                     Attention:  Marc A. Indeglia
                                                     Confirm:  (949) 823-6047
                                                     Facsimile:  (949) 823-6100

or at such other address for a Party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the third (3rd) day after the day it is so placed in the mail. Any notice which is sent by facsimile shall be deemed to have been duly given to the Party to which it is addressed upon telephonic confirmation of the same as provided herein. A copy of any notices delivered by facsimile shall promptly be mailed in the manner herein provided to the Party to which such notice was given.

         7.11 GOVERNING LAW: INTERPRETATION. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to the conflicts or choice of law rules of the State of Oklahoma.

         7.12 RESOLUTION OF DISPUTES.

                  (a) NEGOTIATION. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives or other persons who have authority to settle the controversy. Any Party may give the other disputing Party written notice of any dispute not resolved in the normal course of business. Within five (5) days after the effective date of that notice, executives of the disputing Parties shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. The first of those meetings shall take place within thirty (30) days of the effective date of the disputing Party's notice. If the matter has not been resolved within sixty (60) days of the disputing Party's notice, or if the Parties fail to agree on a time and place for an initial meeting within five (5) days of that notice, any Party may initiate arbitration of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three (3) Business Days' notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 7.12 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

                  (b) ARBITRATION. Any dispute arising out of, relating to or in any way touching upon this Agreement or the breach, termination or validity hereof, that has not been resolved by non-binding procedures as provided in Subsection 7.12(a) within sixty (60) days of the initiation of that procedure, shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association ("AAA") arbitration rules for commercial disputes, as in effect on the date hereof (the "Rules"); provided that if one (1) Party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting Party may initiate arbitration before the expiration of the period. With respect to an arbitral proceeding, the Parties agree as follows:

                           (i) The arbitration shall be conducted by three
independent and impartial arbitrators, none of whom shall be an officer, director or employee of any Party hereto or its Affiliates. Steel and EHI shall each choose one arbitrator. The two chosen arbitrators shall choose the third arbitrator.

                           (ii) The Parties acknowledge that this Agreement
affects interstate commerce; thus the arbitration shall be governed by the United States Arbitration Act and any judgment upon the award decided upon by the arbitrators may be entered by any court having jurisdiction thereof.

                           (iii) Damages recoverable by any Party are limited to
compensatory damages. Each Party hereby irrevocably waives for the purposes of this Agreement any damages in excess of compensatory damages, including punitive, exemplary, consequential and special damages and lost profits. The arbitrators shall be empowered to award only compensatory damages.

                           (iv) Any arbitration conducted pursuant to this
Subsection 7.12(b) shall be held at a mutually acceptable location in the City of Tulsa, the State of Oklahoma.

                           (v) Unless the Parties subject to the arbitration
otherwise agree, no dispute among them shall be included in the arbitration unless it arises out of, relates to, or in any way touches upon, this Agreement or the breach, termination or validity hereof. This agreement to arbitrate, however, includes each Party's willingness and desire to arbitrate matters that arise out of, relate to, or in any way touch upon this Agreement or the breach, termination or validity hereof, including claims or actions sounding or cast in terms of tort law or tortious conduct.

                           (vi) The arbitrators may make interim awards and may
award equitable and declaratory relief.

                           (vii) The costs and expenses of the arbitration shall
be allocated equally between the Parties, provided, that each Party's own attorney's fees shall be borne by the Party incurring the same.

                           (viii) In resolving any dispute, the arbitrators
shall apply the provisions of this Agreement, without varying therefrom in any respect. The arbitrators shall not have the power to add to, modify, change or terminate this Agreement.

                           (ix) It shall not be inconsistent with this Section
7.12 for any Party to seek from any court of competent jurisdiction interim relief in aid of arbitration or to protect the rights of either Party pending the establishment of the arbitral tribunal. If any suit, action or proceeding is brought to enforce or interpret this Agreement, venue for such suit, action or proceeding shall be in the courts in Tulsa County, Oklahoma, and each Party submits to the jurisdiction of such courts for the purposes of any such suit, action or proceeding. Each Party irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts located in Tulsa County, Oklahoma, and hereby waives any claim that such suit, action or proceeding brought in any such courts has been brought in an inconvenient forum.

         7.13 INTERPRETATION. The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one (1) Party. The Parties hereto therefore stipulate and agree that the rule of construction to the effect that ambiguities are to or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor either Party against the other.

         7.14 NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a Party to this Agreement (other than successors and assigns, to the extent provided herein and the Parties to be Indemnified by the EHI Parties and the Parties to be Indemnified by Lewis) and does not release, and shall not be construed as releasing, any rights enforceable against any Person or entity not a Party to this Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be executed on its behalf as of the date first above written.

                                  EXCALIBUR STEEL, INC., an Oklahoma corporation


                                  By:
                                     -------------------------------------------
                                      Dwayne Lewis, President


                                  ----------------------------------------------
                                  Dwayne Lewis, Individually


                                  ----------------------------------------------
                                  Debra Lewis, Individually

                                  EXCALIBUR HOLDINGS, INC., a Texas corporation


                                  By:
                                     -------------------------------------------
                                      William S.H. Stuart, CEO


                                  ----------------------------------------------
                                  William S.H. Stuart, Individually


                                  ----------------------------------------------
                                  Matthew C. Flemming, Individually

                                  EXCALMERGE, INC., an Oklahoma corporation


                                  By:
                                     -------------------------------------------
                                      William S.H. Stuart, CEO

                   LIST OF EXHIBITS AND SCHEDULES TO AGREEMENT
                   -------------------------------------------

                                    Exhibits
                                    --------

Exhibit "A"          -        Articles of Merger
Exhibit "B"          -        Form of 120-Day Promissory Notes
Exhibit "C"          -        Form of 90-Day Promissory Notes
Exhibit "D"          -        Form of 1-Year Promissory Notes
Exhibit "E"          -        Shareholders Agreement

                                    Schedules
                                    ---------

Schedule 2.1(a)      -        Current Directors and Officers of Steel
Schedule 2.5         -        Consents
Schedule 2.6         -        Liabilities Not Disclosed on Current Balance Sheet
Schedule 2.7         -        Material Adverse Changes
Schedule 2.8         -        Employee Benefit Plans
Schedule 2.9(a)      -        Encumbrances
Schedule 2.9(c)      -        Description of Owned and Leased Real Property
Schedule 2.10        -        Legal Proceedings
Schedule 2.11        -        Insurance
Schedule 2.13(a)     -        Material Contracts
Schedule 2.15        -        Non-Transferable Intellectual Property
Schedule 2.16        -        Environmental Matters
Schedule 2.17        -        Permits
Schedule 2.18        -        Tax Matters
Schedule 2.19        -        Collective Bargaining Agreements
Schedule 2.20        -        Product Warranties
Schedule 3.1(a)      -        Current Directors and Officers of EHI and Sub
Schedule 3.3(a)      -        Capitalization Chart of EHI
Schedule 3.4         -        Assets, Liabilities, and Properties of EHI and Sub

                                      (i)